                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                            Newpark Resources, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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   (4)  Date Filed:

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

                                 [NEWPARK LOGO]

                                                                  April 28, 2000

Dear Fellow Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Newpark Resources, Inc., which will be held on Wednesday, June 14, 2000, at 10:00 a.m., Central Daylight Time, in Conference Room B at I Lakeway Center, 3900 North Causeway Blvd., Metairie, Louisiana 70002. Both your Board of Directors and I hope you will be able to attend.

     There are three items on this year's agenda to which we direct your attention: (1) to elect six directors to the Board; (2) to approve an increase in the number of shares issuable under the 1995 Incentive Stock Option Plan; and
(3) to ratify the selection of auditors. These items are described fully in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

     Whether or not you plan to attend the meeting, it is important that you study carefully the information provided in the Proxy Statement and vote. Please sign, date and mail the enclosed proxy card in the prepaid envelope so that your shares may be voted in accordance with your wishes.

                                           Sincerely,

                                      /s/ JAMES D COLE

                                           JAMES D. COLE
                                           Chairman of the Board, President
                                           and Chief Executive Officer

                            NEWPARK RESOURCES, INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 14, 2000

                             ---------------------

To the Stockholders of Newpark Resources, Inc.

     The Annual Meeting of Stockholders of Newpark Resources, Inc., a Delaware corporation ("Newpark"), will be held on Wednesday, June 14, 2000, at 10:00 a.m., Central Daylight Time, in Conference Room B at I Lakeway Center, 3900 North Causeway Blvd., Metairie, Louisiana, for the following purposes:

          (1) To elect a Board of Directors;

          (2) To consider and act upon a proposal to amend the 1995 Incentive Stock Option Plan to increase the number of shares of common stock issuable under this plan from 5,250,000 to 8,000,000;

          (3) To consider and act upon a proposal to ratify the selection of auditors; and

          (4) To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 24, 2000, will be entitled to notice of and to vote at the meeting and any adjournments of the meeting.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The giving of your proxy will not affect your right to vote in person should you later decide to attend the meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS
                                            NEWPARK RESOURCES, INC.

                                            /s/ EDAH KEATING
                                            Edah Keating
                                            Secretary

Metairie, Louisiana
Dated: April 28, 2000

                            NEWPARK RESOURCES, INC.
                     3850 NORTH CAUSEWAY BLVD., SUITE 1770
                           METAIRIE, LOUISIANA 70002

                             ---------------------

                                PROXY STATEMENT
                                 APRIL 28, 2000

                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Newpark Resources, Inc. ("Newpark"), for the Annual Meeting of Stockholders to be held on June 14, 2000, and any postponements or adjournments of the Annual Meeting. This Proxy Statement and the accompanying Notice of Annual Meeting and form of Proxy were first mailed to stockholders on or about April 28, 2000.

     Any stockholder giving a proxy may revoke it before it is voted by notifying the Secretary of Newpark in writing before or at the meeting, by providing a proxy bearing a later date, or by attending the meeting and expressing a desire to vote in person. Subject to such revocation, all proxies will be voted as directed by the stockholder on the proxy card. IF NO CHOICE IS SPECIFIED, PROXIES WILL BE VOTED "FOR" THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS, "FOR" THE INCREASE IN THE NUMBER OF SHARES ISSUABLE UNDER THE 1995 INCENTIVE STOCK OPTION PLAN, "FOR" THE RATIFICATION OF THE SELECTION OF AUDITORS AND, IN THE DISCRETION OF THE PERSONS ACTING AS PROXIES, UPON ANY OTHER MATTERS.

     Your cooperation in promptly returning the enclosed proxy will reduce Newpark's expenses and enable its management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.

     Only stockholders of record at the close of business on April 24, 2000 are entitled to receive notice of and to vote at the meeting. On that date, Newpark had outstanding 69,145,764 shares of common stock, each of which is entitled to one vote upon each proposal presented at the meeting. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date is necessary to constitute a quorum for the transaction of business.

     A plurality of the votes cast is required for the election of directors, while the affirmative vote of a majority of the outstanding shares of Newpark's common stock is necessary to ratify each of the other matters to be acted upon at the Annual Meeting. Abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders and have the same legal effect as a vote against a particular proposal. Broker non-votes are not counted for purposes of determining whether a proposal has been approved by the requisite stockholder vote.

     If sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any adjournment will require the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the Annual Meeting. The persons named as proxies will vote in favor of any adjournment.

     The cost of preparing, printing and mailing the Proxy Statement, the Notice and the enclosed form of Proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by Newpark. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers and other regular employees of Newpark, but no additional compensation will be paid to these individuals on account of these activities. Newpark will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

                             ELECTION OF DIRECTORS

NOMINEES AND VOTING

     Six directors are to be elected at the Annual Meeting. All directors hold office until the next Annual Meeting and until their respective successors are elected and qualified. Directors need not be stockholders. The Board of Directors has nominated for election as directors the six persons named below, all of whom have indicated that they are able and willing to serve as directors. All nominees other than Mr. Stull are incumbent directors. Mr. Stull has been nominated in lieu of Mr. William Goodson, who has served as a director since 1971 and who has elected to retire from the Board of Directors effective immediately before the Annual Meeting. Mr. Dibo Attar, who has served as a director since 1987, also has elected to retire from the Board of Directors immediately before the Annual Meeting. The Board of Directors has decided not to fill Mr. Attar's position at this time and will instead reduce the size of the Board from seven to six members.

     The Board of Directors recommends that the stockholders vote "FOR" the election of its nominees. Unless directed otherwise, the Board's proxies intend to vote the shares of common stock represented by the proxies in favor of the election of these nominees. If for any reason any of these nominees will be unable to serve, the Board's proxies will vote instead for such other person or persons as the Board of Directors may recommend.

     The following table sets forth certain information as of April 24, 2000, with respect to the Board's nominees:

                                                                    DIRECTOR
NAME OF NOMINEE                                               AGE    SINCE
---------------                                               ---   --------
William Thomas Ballantine...................................  55      1993
James D. Cole...............................................  59      1976
David P. Hunt...............................................  58      1995
Alan J. Kaufman.............................................  62      1987
James H. Stone..............................................  74      1987
Roger C. Stull..............................................  59        --

BUSINESS EXPERIENCE OF DIRECTORS DURING THE PAST FIVE YEARS

     WILLIAM THOMAS BALLANTINE joined Newpark in December 1988, serving as Vice President of Operations, and was elected Executive Vice President in 1992. He was elected a Director of Newpark in October 1993.

     JAMES D. COLE joined Newpark in 1976, serving as Executive Vice President until May 1977, when he was elected President and Chief Executive Officer. Mr. Cole has served as a director since joining Newpark and was elected Chairman of the Board of Directors in April 1996.

     DAVID P. HUNT joined Newpark's Board of Directors in November 1995. Prior to joining Newpark and until his retirement in 1995, Mr. Hunt was employed by Consolidated Natural Gas Company for 32 years, having most recently served as President and Chief Executive Officer of New Orleans based CNG Producing Company, an oil and gas exploration and production company.

     ALAN J. KAUFMAN, who retired in May 1997, had been engaged in the private practice of medicine since 1969. Dr. Kaufman is a neurosurgeon.

     JAMES H. STONE is Chairman of the Board and Chief Executive Officer of Stone Energy Corporation, which is engaged in oil and gas exploration.

     ROGER C. STULL is currently a principal in Stull Investments, L.L.C., a private investment company formed by Mr. Stull in August 1998. From 1963 until August 1998, Mr. Stull was the principal stockholder and the Chairman of the Board and Chief Executive Officer of Penhall International, Inc., one of the largest renters and operators of specialty equipment for the industrial market, particularly the construction industry, in the United States. The company was sold in August 1998.

     No family relationships exist between any of the directors or officers of Newpark.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     Newpark maintains an Audit Committee, the current members of which are David P. Hunt, Alan J. Kaufman and James H. Stone. The Audit Committee met four times during 1999.

     Newpark maintains a Compensation Committee whose current members are David
P. Hunt, Alan J. Kaufman, and James H. Stone. Mr. Goodson and Mr. Attar also were members of the Compensation Committee during 1999. The Compensation Committee administers Newpark's stock option plans and is responsible for establishing and administering the compensation for the executive officers of Newpark. The Compensation Committee met once during 1999.

     Newpark's Board of Directors held seven meetings during 1999 and took action by unanimous written consent six times. Each director attended at least 75% of the meetings of the Board of Directors and of each committee on which he served.

COMPENSATION OF DIRECTORS

     In 1999, each Newpark director who was not otherwise employed full time by Newpark received an annual retainer of $5,000, paid quarterly, and $1,500 for each board meeting attended. No payments are made to directors for telephonic board meetings, for committee meetings or for actions by written consent. All directors were reimbursed for travel expenses incurred in attending meetings of the Board and committee meetings. The same compensation arrangements will apply in 2000.

     Pursuant to the provisions of the 1993 Non-Employee Directors' Stock Option Plan, as amended, each new non-employee director, on the date of his or her election to the Board of Directors (whether elected by the stockholders or the Board of Directors), automatically will be granted a stock option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. The plan also provides for the automatic additional grant to each non-employee director of stock options to purchase 10,000 shares of common stock each time the non-employee director is re-elected to the Board. In accordance with the provisions of this plan, on May 26, 1999, the date of their re-election to the Board at the 1999 Annual Meeting, Messrs. Attar, Goodson, Hunt, Kaufman and Stone were each granted a stock option to purchase 10,000 shares of common stock at an exercise price of $8.1875 per share, the fair market value of the common stock on the date of grant. Assuming their re-election to the Board at the 2000 Annual Meeting, Messrs. Hunt, Kaufman and Stone will each receive an additional 10,000 share option on June 14, 2000. In addition, assuming his election to the Board at the 2000 Annual Meeting, Mr. Stull also will receive a 10,000 share option on June 14, 2000.

                               EXECUTIVE OFFICERS

     As of April 24, 2000, the executive officers of Newpark, their ages and positions are as follows:

NAME                                    AGE                  POSITION
----                                    ---                  --------
James D. Cole.........................  59    Chairman of the Board, President and
                                                Chief Executive Officer
William Thomas Ballantine.............  55    Executive Vice President
Matthew W. Hardey.....................  47    Vice President of Finance and Chief
                                                Financial Officer

     For a description of the business experience of Messrs. Ballantine and Cole during the past five years, see "ELECTION OF DIRECTORS -- Business Experience of Directors During the Past Five Years", above.

     MATTHEW W. HARDEY joined Newpark in May 1988 as Treasurer and Assistant Secretary and was elected Vice President of Finance and Chief Financial Officer in April 1991. From 1973 until joining Newpark, Mr. Hardey was employed in the commercial banking business.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth information with respect to the beneficial ownership of Newpark's outstanding common stock as of April 24, 2000, by (i) each person who is known by Newpark to be the beneficial owner of more than five percent (5%) of Newpark's outstanding common stock (based on Schedules 13G filed with the Securities and Exchange Commission), (ii) each director and each nominee for director of Newpark, (iii) the executive officers of Newpark named in the Summary Compensation Table on page 6 and (iv) all directors and executive officers as a group. Except as otherwise indicated below, each person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by such person, except to the extent that authority is shared by spouses under applicable law.

                                                              SHARES BENEFICIALLY
                                                                    OWNED(1)
                                                              --------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                           NUMBER      PERCENT
------------------------------------                          ---------    -------
Mellon Financial Corporation(2).............................  4,136,284     5.98%
  One Mellon Center
  Pittsburgh, PA 15258
James D. Cole(3)............................................  1,282,624     1.85%
James H. Stone(4)...........................................    844,868     1.22%
Alan Kaufman(5).............................................    784,060     1.13%
Matthew W. Hardey...........................................    278,060        *
Dibo Attar..................................................    194,676        *
Wm. Thomas Ballantine.......................................    182,334        *
David P. Hunt...............................................     85,068        *
William W. Goodson..........................................     57,668        *
Roger C. Stull..............................................     20,000        *
All directors and executive officers as a group (9
  persons)..................................................  3,729,358     5.33%

---------------

 *  Indicates ownership of less than one percent.

(1) Includes shares which may be purchased upon the exercise of stock options which are exercisable as of April 24, 2000, or become exercisable within 60 days thereafter, for the following: Mr. Cole -- 140,000 shares; Mr.
    Stone -- 16,668 shares; Dr. Kaufman -- 46,668 shares; Mr. Hardey -- 217,268 shares; Mr. Attar -- 121,668 shares; Mr. Ballantine -- 182,334 shares; Mr. Hunt -- 67,068 shares; Mr. Goodson -- 46,668 shares; and all directors and executive officers as a group -- 836,342 shares.

(2) Sole voting power with respect to 3,284,884 shares and shared voting power with respect to 258,600 shares. Sole dispositive power with respect to 3,604,284 shares, and shared dispositive power with respect to 532,000 shares.

(3) Includes 280,336 shares held by four separate Trusts of which Mr. Cole is a Trustee and of which the beneficiaries are children of Mr. Cole. Mr. Cole disclaims ownership of the 280,336 shares held by the four Trusts.

(4) Includes 12,200 shares held either as custodian for or in a trust of which the beneficiaries are children of Mr. Stone. Also includes 4,000 shares held in a partnership in which a company controlled by Mr. Stone is the majority partner, and 100,000 shares owned by the Stone Family Fund, LLC, of which Mr. Stone is the sole managing member and holds a 4% membership interest. Also includes 7,000 shares held by Mr. Stone's charitable foundation.

(5) Includes 14,000 shares held in a Trust of which the beneficiaries are children of Dr. Kaufman and 12,600 shares held by his spouse. Dr. Kaufman disclaims beneficial ownership of these shares.

                             EXECUTIVE COMPENSATION

     The following table summarizes all compensation paid to Newpark's President and Chief Executive Officer, Newpark's Executive Vice President and Newpark's Vice President of Finance and Chief Financial Officer (the only executive officers of Newpark) for services rendered in all capacities to Newpark for the years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                  COMPENSATION
                                                                     AWARDS
                                                                 ---------------
                                       ANNUAL COMPENSATION         SECURITIES
                                    --------------------------     UNDERLYING         ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR    SALARY     BONUS     OPTIONS/SARS(1)   COMPENSATION(2)
   ---------------------------      ----   --------   --------   ---------------   ---------------
James D. Cole.....................  1999   $280,000   $      0           --            $ 5,900
  President and                     1998    280,000          0           --             11,109
  Chief Executive Officer           1997    220,000    220,000           --              9,799
Wm. Thomas Ballantine.............  1999    220,000          0       25,000              5,541
  Executive Vice President          1998    220,000          0       20,000              7,356
                                    1997    200,000    100,000           --              7,918
Matthew W. Hardey.................  1999    160,000          0       25,000              5,398
  Vice President of Finance         1998    160,000          0       20,000              7,138
  and Chief Financial Officer       1997    145,000     60,000           --              6,090

---------------

(1) Number of shares of common stock underlying options granted under the 1995 Incentive Stock Option Plan.

(2) Includes contributions by Newpark to a defined contribution 401(k) Plan of $3,062 in 1999, $6,159 in 1998 and $4,750 in 1997 for Mr. Cole, $4,203 in
    1999, $4,188 in 1998 and $4,750 in 1997 for Mr. Ballantine, and $4,624 in
    1999, $5,642 in 1998 and $5,642 in 1997 for Mr. Hardey. Additional amounts indicated represent excess group term life insurance premiums paid by Newpark for the benefit of each of the named executive officers.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information at December 31, 1999, and for the year then ended, with respect to stock options granted to the individuals named in the Summary Compensation Table. No options have been granted at an option price below the fair market value of the common stock on the date of grant.

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                               NUMBER OF    PERCENTAGE OF                             ANNUAL RATE OF STOCK
                               SECURITIES   TOTAL OPTIONS                            PRICE APPRECIATION FOR
                               UNDERLYING    GRANTED TO     EXERCISE                     OPTION TERM(3)
                                OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   ----------------------
NAME                           GRANTED(1)       1999        SHARE(2)       DATE         5%          10%
----                           ----------   -------------   ---------   ----------   ---------   ----------
James D. Cole................        --           --             --            --          --           --
Wm. Thomas Ballantine........    25,000         2.48%         $4.94      03/01/06     $43,103     $100,973
Matthew W. Hardey............    25,000         2.48%         $4.94      03/01/06      43,103      100,973

---------------

(1) The options were granted on March 1, 1999 under the 1995 Incentive Stock Option Plan and first become exercisable on March 1, 2000, vesting at the rate of one-third per year over the three years following the date of grant.

(2) At the discretion of the Compensation Committee, the exercise price may be paid by delivery of already-owned shares of common stock valued at the fair market value on the date of exercise, and the tax withholding obligations related to the exercise of the stock options, if any, may be satisfied by offset of the underlying shares, subject to certain conditions. The Compensation Committee retains the discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options, and the options are transferable so long as the transfer would not cause the options to fail to qualify for the exemption provided for in Section 16b-3 of the Securities Exchange Act of 1934, as determined by the Compensation Committee.

(3) The potential realizable values shown under these columns represent the future value of the options (net of exercise price) assuming the market price of the common stock appreciates annually by 5% and 10%, respectively. The 5% and 10% rates of appreciation are prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation of Newpark's common stock.

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUE

     The following table sets forth information for the named executive officers regarding the unexercised stock options held by them as of December 31, 1999. None of the named executive officers exercised any stock options during 1999.

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                         OPTIONS HELD AT          IN-THE-MONEY OPTIONS
                                                        DECEMBER 31, 1999        AT DECEMBER 31, 1999(1)
                                                    -------------------------   -------------------------
NAME                                                EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                                                -------------------------   -------------------------
James D. Cole.....................................    140,000/     0              $324,100/$     0
Wm. Thomas Ballantine.............................    167,333/38,333               32,410/ 29,688
Matthew W. Hardey.................................    202,267/38,333              181,062/ 29,688

---------------

(1) Based on the closing price on the New York Stock Exchange of Newpark's common stock on that date ($6.125), minus the exercise price.

EMPLOYMENT AGREEMENT

     James D. Cole serves as Chairman of the Board, President and Chief Executive Officer of Newpark pursuant to an employment agreement that automatically renews for successive one-year periods unless terminated by either party. Mr. Cole receives an annual base salary of $280,000 and is entitled to an annual bonus equal to 5% of Newpark's pre-tax profit (as defined in the employment agreement), subject to a maximum of such year's base salary.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors sets Newpark's compensation policies applicable to executive officers, determines the compensation of the executive officers, subject to review by the Board of Directors, and administers Newpark's stock option plans. The current members of the Compensation Committee are Messrs. Hunt, Kaufman and Stone, each of whom is a non-employee director. Mr. Goodson and Mr. Attar also were members of the Compensation Committee during 1999. The Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

  Chief Executive Officer Compensation

     Mr. Cole's compensation for 1999 was based on his rights under his employment agreement with Newpark. This employment agreement was entered into in 1990 and provided for an initial term which expired on January 1, 1993. Thereafter, the employment agreement automatically renews for successive one-year periods unless terminated by either party. Mr. Cole received a base salary of $280,000 in 1999 under the Employment Agreement.

     In keeping with Newpark's objective of rewarding executive officers based on corporate performance, Mr. Cole's employment agreement also provides for a bonus equal to 5% of Newpark's pre-tax profit, subject to a maximum bonus equal to the amount of Mr. Cole's base salary. By excluding from the calculation of pre-tax profit any capital gains and focusing instead on income from operations, the employment agreement attempts to focus on the long-term prospects of Newpark. Based on the calculation of pre-tax profit under his employment agreement, Mr. Cole did not receive a bonus for 1999.

     Mr. Cole also participates in Newpark's defined contribution plan.

  Executive Officers Compensation

     In 1999, compensation paid to Newpark's executive officers other than Mr. Cole consisted of salary and contributions to a defined contribution plan. The compensation of executive officers other than Mr. Cole is determined initially by Mr. Cole, subject to review and approval by the Compensation Committee. In determining salaries, Mr. Cole and the Compensation Committee considered available information about the pay scales of companies of similar size in the oilfield services industry. The Compensation Committee believes that the salaries of these executive officers are comparable to the salaries of executive officers with similar responsibilities at other oilfield services companies. Given the performance of Newpark as a whole and the performance of individual operating units, no bonuses were paid to any of the executive officers for 1999.

     Newpark's incentive stock option program provides additional incentives to key employees to work to maximize stockholder value and provides a link between the interests of senior managers and stockholders. By utilizing vesting periods, the option program encourages key employees to remain in the employ of Newpark and provides a long-term perspective to the compensation available under the option program. During 1999, options to purchase 25,000 shares of common stock were granted to each of the executive officers other than Mr. Cole, with an exercise price equal to the fair market value of the common stock on the date of grant.

 Internal Revenue Code Amendments

     The Compensation Committee continues to consider the anticipated tax treatment to Newpark regarding the compensation and benefits paid to its Chief Executive Officer and the other executive officers of Newpark in light of the 1993 addition to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee will from time to time consider changes to Newpark's compensation structure, including amendments to its equity-based incentive plans, necessary to preserve the deductibility of all compensation paid by Newpark which is subject to Section 162(m) of the Code. While Newpark does not expect to pay its executive officers compensation in 2000 in excess of the Section 162(m) deductibility limit, the Board of Directors and the Compensation Committee retain discretion to authorize the payment of compensation that does not qualify for income tax deductibility under Section 162(m).

     If the Board's nominees are elected at the Annual Meeting, the Board intends to appoint David P. Hunt, Alan J. Kaufman, and James H. Stone to serve on the Compensation Committee.

        Dibo Attar
        David P. Hunt
        William W. Goodson
        Alan J. Kaufman
        James H. Stone

PERFORMANCE GRAPH

     The following graph reflects a comparison of the cumulative total stockholder return of Newpark common stock from December 31, 1994 through December 31, 1999 with the New York Stock Exchange Market Value Index, Newpark's broad equity market index, and the Media General Oil &Gas Equipment/ Services Index, Newpark's peer group index. The graph assumes that the value of the investment in Newpark common stock and each index was $100 on December 31, 1994 and that all dividends, if any, were reinvested. The comparisons in this table are not intended to forecast or indicate possible future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           OF NEWPARK RESOURCES, INC., NEW YORK STOCK EXCHANGE MARKET
    VALUE INDEX, AND MEDIA GENERAL OIL & GAS FIELD EQUIPMENT/SERVICES INDEX

[PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------------
                               12/30/1994     12/29/1995     12/31/1996     12/31/1997     12/31/1998     12/31/1999
----------------------------------------------------------------------------------------------------------------------
 Newpark Resources, Inc.         100.00          97.38         163.03         306.37         119.27         107.23
 MG Group Index                  100.00         134.62         199.91         302.99         155.80         208.99
 NYSE Market Index               100.00         129.66         156.20         205.49         244.52         267.75

                   ASSUMES $100 INVESTED ON JANUARY 01, 1995
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1999

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Goodson served on the Compensation Committee of Newpark during 1999. Mr. Goodson was formerly an officer of a Newpark subsidiary.

                            APPROVAL OF AMENDMENT TO
                        1995 INCENTIVE STOCK OPTION PLAN

INTRODUCTION

     The 1995 Incentive Stock Option Plan (the "1995 Plan") was adopted by the Board of Directors on November 2, 1995 and was approved by the stockholders at the 1996 Annual Meeting. The 1995 Plan enables the Compensation Committee to grant to executive officers, other corporate and divisional officers and key employees of Newpark and its subsidiaries options to purchase shares of common stock.

     The maximum number of shares of Common Stock issuable upon the exercise of options granted under the 1995 Plan (sometimes called "Option Shares") was initially set at 2,100,000. This maximum is to be increased on the last business day of each fiscal year of Newpark, commencing with the last business day of the fiscal year ending December 31, 1996, by a number equal to 1.25% of the number of shares of common stock issued and outstanding on the close of business on that date, up to a maximum of 5,250,000 Option Shares. As a result of these annual increases, as of December 31, 1999, the maximum number of shares of common stock that may be issued upon exercise of options granted under the 1995 Plan was 4,813,487.

     As a result of prior grants made under the 1995 Plan, there were 145,260 Option Shares available for future grants under the 1995 Plan as of April 24, 2000. In addition, up to 436,513 additional Option Shares would become available as of result of the annual increase scheduled to occur for the fiscal year ending December 31, 2000. After this increase, no additional Option Shares would be available under the 1995 Plan.

     The stockholders are being asked to vote on a proposal to amend the 1995 Plan to increase the maximum number of Option Shares issuable under the 1995 Plan from 5,250,000 to 8,000,000. The amendment would allow Newpark to continue to annually increase the Option Shares available under the 1995 Plan by a number equal to 1.25% of the number of shares of common stock issued and outstanding at the last business day of each fiscal year of Newpark, up to a maximum of 8,000,000 Option Shares. No other changes are being made to the 1995 Plan.

     The Board of Directors believes the opportunity to receive options under the 1995 Plan provides an important incentive to employees to make significant and extraordinary contributions to the long-term performance and growth of Newpark. Accordingly, the Board of Directors recommends that stockholders vote "FOR" the amendment to the 1995 Plan in order to assure that Newpark will continue to have sufficient options and Option Shares to serve as a vehicle for attracting and retaining employees of exceptional ability.

PRINCIPAL FEATURES OF THE PLAN

     Stock options granted under the 1995 Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, if so designated on the date of grant. Stock options that are not designated or do not qualify as incentive stock options are nonstatutory stock options and are not eligible for the tax benefits applicable to incentive stock options.

     No stock options may be granted under the 1995 Plan after November 2, 2005. If a stock option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of common stock not purchased under that option are available for future grants.

     The 1995 Plan is administered by the Compensation Committee, all of whose members are non-employee directors. Members of the Compensation Committee are eligible to and have received awards under the 1993 Non-Employee Directors' Stock Option Plan, but are not eligible to receive awards under the 1995 Plan. The Compensation Committee has complete authority, subject to the express provisions of the 1995 Plan, to approve the employees nominated by the management of Newpark to be granted stock options, to determine the number of stock options to be granted to employees, to set the terms and conditions of stock options, to remove or adjust any restrictions and conditions upon stock options and to adopt such rules and regulations, and to make all other determinations, deemed necessary or desirable for the administration of the 1995 Plan.

     In selecting optionees, consideration is given to factors such as employment position, duties and responsibilities, ability, productivity, length of service, morale, interest in Newpark and supervisor recommendations. Awards may be granted to the same employee on more than one occasion. Each stock option is evidenced by a written option agreement in a form approved by the Compensation Committee.

     The exercise price of the option must be at least equal to the fair market value of the Option Shares on the date the stock option is granted. The determination of fair market value of Option Shares is based on New York Stock Exchange quotations. The stock option term is for a period of ten years from the date of grant or such shorter period as is determined by the Compensation Committee. Each stock option may provide that it is exercisable in full or in cumulative or non-cumulative installments, and each stock option is exercisable from the date of grant or any later date specified in the option, all as determined by the Compensation Committee. The Compensation Committee's authority to take certain actions under the 1995 Plan includes authority to accelerate vesting schedules and to otherwise waive or adjust restrictions applicable to the exercise of stock options.

     Each stock option may be exercised in whole or in part (but not as to fractional shares) by delivering a notice of exercise to Newpark, together with payment of the exercise price. The exercise price may be paid in cash, by cashier's or certified check or, if the Compensation Committee authorizes payment in stock, by surrender of shares of common stock owned by the holder of the option.

     Except as otherwise provided below, an optionee may not exercise a stock option unless from the grant date to the exercise date the optionee remains continuously in the employ of Newpark. If the optionee's employment terminates for any reason other than death, disability or retirement at or after the age of 65, the stock options then currently exercisable remain exercisable for 90 days after termination of employment (except that the 90 day period is extended to 12 months if the optionee dies during this 90 day period), subject to earlier expiration at the end of their fixed term. If optionee's employment terminates because of death, disability or retirement at or after the age of 65, the stock options then currently exercisable remain in full force and effect and may be exercised at any time during the option term pursuant to the provisions of the 1995 Plan.

     An employee may receive incentive stock options covering Option Shares of any value, provided that the value of all Option Shares subject to one or more of incentive stock options which are first exercisable in any one calendar year may not exceed the maximum amount permitted under Section 422 of the Code (currently $100,000). No employee may be granted incentive or nonstatutory stock options in any calendar year with respect to more than 105,000 Option Shares.

     Each stock option granted under the 1995 Plan is exercisable during an optionee's lifetime only by the optionee or by the optionee's legal representative. Incentive stock options are transferable only by will or the laws of intestate succession, but the Compensation Committee has the discretion to grant non-statutory stock options free of these restrictions.

     The Board of Directors may at any time suspend, amend or terminate the 1995 Plan. Stockholder approval is required, however, to materially increase the benefits accruing to optionees, materially increase the number of securities which may be issued (except for adjustments under anti-dilution clauses) or materially modify the requirements as to eligibility for participation. The 1995 Plan authorizes the Compensation Committee to include in stock options provisions which permit the acceleration of vesting if there is a change in control of Newpark resulting from certain occurrences. Newpark intends to maintain a current registration statement under the Securities Act of 1933 with respect to the shares of Common Stock issuable upon the exercise of stock options granted under the 1995 Plan.

SUMMARY OF OPTION GRANTS

     There are currently 379 employees, including three executive officers, eligible to participate in the 1995 Plan. From the inception of the 1995 Plan through December 31, 1999, stock options to purchase a total of 4,294,363 Option shares, net of cancellations, were granted under the 1995 Plan, of which options to purchase 3,756,725 were outstanding at December 31, 1999, with a total of 537,638 Option Shares having been acquired upon the exercise of stock options. From the inception of the 1995 Plan through April 24, 2000, Mr. Cole has been granted an option to purchase 420,000 Option Shares, Mr. Ballantine has been granted options to purchase 205,000 Option Shares and Mr. Hardey has been granted an option to purchase 165,000 Option Shares, for total grants of 790,000 Option Shares to Newpark's executive officers. In addition, all employees other than Newpark's executive officers have been granted options to purchase 3,504,363 Option Shares, net of cancellations. Non-employee directors of Newpark are not eligible to participate in the 1995 Plan.

     Since December 31, 1999, the Compensation Committee has granted stock options covering 1,026,500 Option Shares to 305 employees, including options to purchase 40,000 Option Shares to two executive officers. The following table sets forth certain information with respect to this grant. Future grants under the 1995 Plan will be made at the discretion of the Compensation Committee and are not yet determinable.

                               NEW PLAN BENEFITS
                        1995 INCENTIVE STOCK OPTION PLAN

                                                           NUMBER OF
NAME OR POSITION                                        OPTIONS GRANTED
----------------                                        ---------------
James D. Cole........................................             0
Wm. Thomas Ballantine................................        20,000
Matthew W. Hardey....................................        20,000
Executive Group......................................        40,000
Non-Executive Director Group.........................             0
Non-Executive Officer Employee Group.................       986,500

     All outstanding stock options under the 1995 Plan have a term of seven years, are non-statutory stock options and are subject to vesting over a three-year period, with one-third of the options becoming exercisable on each successive anniversary of the date of grant. On April 24, 2000, the last sales price of the common Stock, as reported on the New York Stock Exchange, was $8.50 per share.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a short summary of the Federal income tax consequences of the grant and exercise of stock options under the 1995 Plan.

  Tax Consequences to Optionees

     Incentive Stock Options. An optionee recognizes no taxable income upon the grant of an incentive stock option. In addition, there will be no taxable income recognized by the optionee at the time of exercise of an incentive stock option provided the optionee has been in the employ of Newpark at all times during the period beginning on the date of grant and ending on the date three months before the date of exercise.

     Gain recognized upon a disposition of the Option Shares generally will be taxable as long-term capital gain if the shares are not disposed of within (i) two years from the date of grant of the incentive stock option and (ii) one year from the exercise date. If both of these conditions are not satisfied, the disposition is a "disqualifying disposition". In that event, gain equal to the excess of the fair market value of the Option Shares at the exercise date over the exercise price generally will be taxed as ordinary income and any further gain will be taxed as long-term capital gain if the shares were held more than 12 months. Different rules apply if an optionee exercises a stock option by surrendering shares of common stock which were previously acquired upon the exercise of an incentive stock option and with respect to which the optionee has not satisfied certain holding periods.

     Shares acquired upon the exercise of an incentive stock option by the payment of cash will have a basis equal to the exercise price of the stock option. Different rules apply if an optionee exercises a stock option by surrendering previously owned shares of common stock.

     Upon the exercise of an incentive stock option, an amount equal to the excess of the fair market value of the Option Shares at the exercise date over the exercise price is treated as alternative minimum taxable income for purposes of the alternative minimum tax.

     Incentive stock options exercised by an optionee who has not satisfied the applicable requirements as to continuous employment do not qualify for the tax treatment discussed above. Instead, the exercise of such options will be subject to the rules which apply to the exercise of nonstatutory stock options.

     Nonstatutory Stock Options. An optionee recognizes no taxable income upon the grant of a nonstatutory stock option. In general, upon the exercise of a nonstatutory stock option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the Option Shares on the exercise date over the exercise price.

     Shares acquired upon the exercise of a nonstatutory stock option by the payment of cash will have a basis equal to their fair market value on the exercise date and have a holding period beginning on the exercise date. Different rules apply if an optionee exercises a stock option by surrendering previously owned shares of common stock. Gain or loss recognized on a disposition of the Option Shares generally will qualify as long-term capital gain or loss if the shares have a holding period of more than 12 months.

     Newpark generally must collect and pay withholding taxes upon the exercise of a nonstatutory stock option. Withholding tax obligations arising from the exercise of a nonstatutory stock option may be satisfied by any payment method deemed appropriate by the Compensation Committee, including by withholding from the Option Shares otherwise issuable upon the exercise of the nonstatutory stock option the number of Option Shares having a fair market value equal to the amount of the withholding tax obligation. If Option Shares are withheld upon exercise in order to satisfy withholding taxes, this withholding will be treated as though the optionee had received the withheld Option Shares upon the exercise of the nonstatutory stock option and immediately sold them to Newpark at their fair market value on the exercise date. The optionee accordingly must recognize ordinary income in an amount equal to the excess of the fair market value of the withheld Option Shares on the exercise date over the amount he or she is deemed to have paid for them, in addition to the ordinary income attributable to the Option Shares which were not withheld.

  Tax Consequences to Newpark

     Newpark generally is allowed an income tax deduction for amounts that are taxable to optionees as ordinary income under the foregoing rules, if it satisfies all Federal income tax withholding requirements. Amounts deemed to be compensation to executive officers as a result of the exercise of stock options or the sale of Option Shares will not be taken into account in determining whether the compensation paid to the executive exceeds the limits on deductibility imposed under Section 162(m) of the Code.

                     RATIFICATION OF SELECTION OF AUDITORS

     On April 13, 1999, Newpark issued a request for proposals for outside audit services to four firms, including Deloitte & Touche LLP, Newpark's independent auditors since October 1993. On April 26, 1999, Deloitte & Touche LLP notified Newpark that it would not be submitting a proposal to provide services for the 1999 calendar year. The accountant's reports issued by Deloitte & Touche LLP on the financial statements for 1997 and 1998 were unqualified, and Newpark had no disagreements with Deloitte & Touche LLP in 1997, 1998 or the subsequent interim period preceding declination. In addition, no "reportable events", as defined in
Item 304(a)(1)(v) of Regulation S-K, occurred during 1997, 1998 or the subsequent interim period preceding declination.

     On May 10, 1999, Newpark engaged Arthur Andersen LLP as its new independent auditors. During 1997 and 1998, and during the subsequent interim period prior to May 10, 1999, neither Newpark nor anyone acting on Newpark's behalf consulted with Arthur Andersen LLP regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Newpark's financial statements, or
(b) any matter that was the subject of a disagreement between Newpark and Deloitte & Touche LLP. Newpark's Audit Committee participated in and approved the engagement of Arthur Andersen LLP.

     The Board of Directors has again selected the accounting firm of Arthur Andersen LLP to serve as independent auditors for the current fiscal year, subject to ratification by the stockholders. The Board of Directors recommends a vote "FOR" ratification of this selection. Stockholder ratification of the selection of auditors is not required under the laws of the State of Delaware, but the Board has determined to ascertain the position of the stockholders on the selection. The Board of Directors will reconsider the selection if it is not ratified by the stockholders.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they so desire and respond to appropriate questions from the stockholders.

                                 MISCELLANEOUS

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 2001 Annual Meeting of Stockholders must be received by Newpark by December 31, 2000, to be considered by Newpark for inclusion in Newpark's proxy statement and form of proxy relating to that meeting. Such proposals should be directed to the attention of the Corporate Secretary, Newpark Resources, Inc., 3850 North Causeway Blvd., Suite 1770, Metairie, Louisiana 70002.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires Newpark's officers and directors, and persons who own more than ten-percent of a registered class of Newpark's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish Newpark with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to Newpark, or written representations that no Forms 5 were required, Newpark believes that during the period from January 1, 1999 to December 31, 1999 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that the acquisition of 1,300 shares for the benefit of children of James H. Stone, a director of Newpark, was reported late.

OTHER MATTERS

     Neither Newpark nor any of the persons named as proxies knows of matters other than those described above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters, subject to direction by the Board.

     Newpark's Annual Report on Form 10-K for the year ended December 31, 1999 accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.

     WHILE YOU HAVE THE MATTER IN MIND, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

                             NEWPARK RESOURCES, INC.

            PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
               MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2000

         The undersigned, revoking any previous proxies for such stock, hereby appoints James D. Cole and Edah Keating, and each of them, proxies of the undersigned with full power of substitution to each, to vote all shares of common stock of NEWPARK RESOURCES, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of NEWPARK RESOURCES, INC. to be held on June 14, 2000, and all postponements or adjournments thereof, with all the power the undersigned would possess if personally present, with authority to vote (i) as specified by the undersigned below and (ii) in the discretion of any proxy upon such other business as may properly come before the meeting.

Vote this proxy as follows:

          1.       Election of directors:
                         FOR  [ ]                     WITHHELD [ ]
                                               vote for all nominees listed

          NOMINEES: William Thomas Ballantine, James D. Cole, David P. Hunt, Alan J. Kaufman, James H. Stone and Roger C. Stull

INSTRUCTION: TO WITHHOLD VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THROUGH THE NOMINEE'S NAME.

         2. Proposal to approve an amendment to the 1995 Incentive Stock Option Plan:

         FOR [ ]                    AGAINST [ ]                      ABSTAIN [ ]

         3. Proposal to ratify the selection of Arthur Andersen LLP as independent auditors:

         FOR [ ]                    AGAINST [ ]                      ABSTAIN [ ]

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS, FOR THE PROPOSAL AMENDING THE 1995 INCENTIVE STOCK OPTION PLAN, FOR THE RATIFICATION OF AUDITORS AND OTHERWISE IN THE DISCRETION OF ANY OF THE PERSONS ACTING AS PROXIES.

IMPORTANT: PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE.


SIGNATURE                   DATE        SIGNATURE                    DATE
          -----------------      ------          -------------------      ------

IMPORTANT: Please date this proxy and sign exactly as your name or names appear hereon. If stock is held jointly, each should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title(s). If this proxy is submitted to a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.